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Amendment to
New England Electric Companies'
 Deferred Compensation Plan


     Pursuant to the provisions of the New England Electric Companies' Deferred Compensation Plan, said Plan is hereby amended effective as of March 1, 1999, as follows:

Amend the first paragraph of Section 2.39 to read as follows:

     2.39 Share Price for purchases shall be determined using as a proxy the price of Shares being acquired by the New England Electric System Dividend Reinvestment Plan during the time period when the Shares for this Plan would be acquired were this Plan a participant in that plan. The Share Price for Shares being liquidated shall be determined (i) by using as a proxy the price received for those Shares sold by the Dividend Reinvestment Plan next following the date of determination or (ii) if in connection with a Cash for Shares merger, by using the price actually received by the Rabbi Trust established as of the first day of January 1994, by and between New England Power Service Company and State Street Bank and Trust Company, as amended from time to time, on a conversion of Shares related hereto.

Insert the following language at the end of Section 4.03:

     Upon the occurrence of a merger of New England Electric System into or with another entity, if the merger is a Cash for Shares transaction, any Share Account shall be converted to a Cash Account. The Share values for the conversion are to be determined by the price per Share received by nondissenting shareholders in the transaction.


Amend the second paragraph of Section 4.04(F) to read as follows:

     In the event of a Major Transaction or a Change in Control, any Participant, whether terminated or active, may elect at any time during the Election Period to receive, in lieu of any future benefits hereunder, a lump sum payment equal to the balance of his Cash and Share Accounts and the Actuarial Value of the maximum value of future benefits from Deferral Units, all less 10%. Said lump sum is to be paid to the Participant no later than 30 days after the receipt by New England Electric System of the Participant's election. The Employer of each Participant at the time (or at termination, if applicable) shall, as soon as practicable after a Major Transaction or a Change in Control advise the Participant of his rights under this paragraph.

Amend Section 5.01 to read as follows:

     5.01 Right to Amend or Terminate. The Compensation Committee may amend or terminate this Plan at any time; provided, however, that no such action shall affect any right or obligation with respect to any Compensation previously earned; provided, further, that, if the Compensation Committee, in its sole discretion, determines that (a) changes in Federal income tax statutes, rules, or regulations applicable to the Plan, (b) changes in the Federal tax rate paid by the Employers, or (c) the application or potential application to the Plan of Section 406 of Title I of the Employee Retirement Income Security Act of 1974 make it advisable, existing Deferral Units may be modified or canceled;
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and provided further, no amendment or discontinuance in any manner adverse to a Participant with respect to benefit formula or optional form of payment may be made for three years following a Change in Control or a Major Transaction. No such modification or cancellation shall affect any Participant's Cash or Share Account Balance. No such modification may reduce the then established retirement income or death benefit of a Participant who has had a Termination of Service, but it may reduce or eliminate any subsequent increases in either or both.


                    s/ George M. Sage
                    ________________________________________
                    Chairman
               Pursuant to Vote of February 23, 1999, of
                    the Compensation Committee